\PHILA2\63878_3


                             VOTING TRUST AGREEMENT


     This Agreement is entered into as of August 30, 1995, by and among RCM Technologies, Inc., a Nevada corporation (referred to herein as both "Trustee" and "Corporation") and JOSEPH A. MARUBBIO, PAULA MARUBBIO, ROBERT L. STARER, MERLE A. STARER, JAMES R. AFFLECK, JR. and SARAH B. AFFLECK, (the "Shareholders").

     WHEREAS, the Shareholders are entitled to shares of the common stock of the Corporation pursuant to a Merger Agreement dated _July 31, __, 1995, among the Corporation, CI Acquisition Corp., Cataract, Inc. and the Shareholders ("Merger Agreement"); and

     WHEREAS, the Shareholders have agreed to pledge these shares to the Corporation in order to secure the performance of certain obligations under the Merger Agreement;

     WHEREAS,  the terms of this  pledge  arrangement  are  covered  in a Pledge
Agreement  dated  August  30,___,   1995,   among  the   Shareholders   ("Pledge
Agreement");

     WHEREAS, upon expiration of the Pledge Agreement, the Shareholders have agreed to place the Trust Shares as defined herein, in a Voting Trust upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Shareholders do hereby bind themselves and their heirs, executors, administrators and permitted assigns, and the Trustee does hereby bind itself, and agree as follows:

     1. Transfer of Stock to Trustee. Each of the Shareholders hereby agrees to transfer and assign to the Trustee the number of shares of the Corporation's common stock such Shareholder may receive pursuant to the Merger Agreement and upon expiration of the Pledge Agreement (the "Trust Shares"). The Trustee shall hold the Trust Shares for the benefit of the Shareholders under the terms and conditions of this Agreement.

     2. Issuance of Voting Trust Certificates. Upon receipt of the certificates representing the Trust Shares, the Trustee shall issue to each of the Shareholders a Voting Trust Certificate, in the form attached hereto as Exhibit "A", for the number of Trust Shares transferred by the Shareholder to the Trustee. The Trustee shall keep a list of all Trust Shares transferred to it hereunder, and a list of all Voting Trust Certificates issued, which records shall include the names and addresses of all Voting Trust Certificate holders and the number of shares represented by each Certificate.

     3. Transfer of Voting Trust Certificates. Each Voting Trust Certificate shall be transferable in the same manner as the shares represented by such Certificate would be transferable. However, each Shareholder agrees that during the term of this Agreement they will not sell, transfer or assign any Voting Trust Certificate.

     4. Trustee to Vote Stock. The Trustee shall vote the Trust Shares in person or by proxy at all meetings of the Shareholders of the Corporation, and in all proceedings wherein the vote or written consent of Shareholders may be required or authorized by law. The Trustee shall vote the Trust Shares for the election of such directors, and in favor of or against any resolution or proposed action presented at any meeting or requiring the consent of the Corporation's shareholders, in the same manner and in the same proportion as all other votes of the Corporation's common stock which are cast as to that issue.

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     5. Dividends. All cash dividends or other distributions which may accrue as to the Trust Shares shall be paid directly to the Shareholders in proportion to the number of Trust Shares beneficially owned by them as shown on the outstanding Voting Trust Certificates.

     6. Term - Release of Trust Shares. The Trust Shares shall be held by the Trust until the earlier of: (i) the public or private sale of such Trust Shares in open market transactions to Unaffiliated Third Parties; or (ii) the resignation, removal from office or if for any other reason Leon Kopyt ceases to serve as Chairman, Chief Executive Officer and President of the Corporation. Notwithstanding the above, one-third of the Trust Shares shall be released from Trust commencing upon the fifth annual anniversary of the date of this Voting
Trust Agreement, and thereafter an additional one-third of the Trust Shares shall be released from Trust upon each of the sixth and seventh annual anniversaries of the date of this Voting Trust Agreement.

     When all of the Trust Shares have been released to the Shareholders in accordance with this Section, this Agreement shall terminate and shall be of no further force or effect. Additionally, this Agreement shall terminate if RCM fails to satisfy its obligations in the manner and to the extent set forth in the Registration Rights Agreement as attached to and made a part of the Merger Agreement.


     7. Trustee Not Bound. The Trustee shall not be bound by any waiver, modification, amendment, termination or rescission of this Voting Trust Agreement unless in writing, signed by all of the parties hereto, and further, if the duties or responsibilities of the Trustee hereunder are affected, the Trustee shall not be bound by any waiver, modification or amendment, termination or recision of this Voting Trust Agreement, unless it has given its prior written consent thereto.

     8. Cost and Expenses. Any fees, costs or expenses incurred by the Trustee in connection with a dispute arising under this Voting Trust Agreement shall be borne by the prevailing party to such dispute.

     9. Filing of Agreement. A copy of this Agreement shall be retained at the registered office of the Corporation in the State of Nevada, and shall be open to the inspection of the Shareholders daily during business hours. A copy of this Agreement shall also be maintained at the principal offices of the Corporation in Pennsauken, New Jersey.

         10.      Miscellaneous.
     (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

     (b) Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

     (c) Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     (d)   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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     (e) Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

     (f) Successor Trustee. Upon the death, disability, or resignation of the Trustee, a successor trustee shall be designated and appointed as the successor trustee by the Board of Directors of the Corporation. The parties hereto to this Agreement, agree to take all actions necessary to amend this Voting Trust Agreement in the event that a successor trustee is appointed by the Board of Directors of the Corporation.

     (g) Dispute Resolution. Any dispute which shall arise hereunder, shall be resolved in accordance and in the manner set forth in Section 15(q) of the Merger Agreement.

     (h) Definition of Unaffiliated Third Parties. For purposes of the Voting Trust Agreement "Affiliate" means, with respect to any Shareholder, another Person (i) who is an immediate family member of such Shareholder, (ii) in which such Shareholder or any member of the Shareholder's immediate family has an equity interest, in any degree, excepting only that ownership of an aggregate amount of up to five percent (5%) of the equity of a publicly traded Person shall not in itself cause such Person to be an Affiliate of the Shareholder,
(iii) of which such Shareholder or any member of the Shareholder's immediate family serves as an executive officer, or (iv) which is Controlled by such Shareholder or by an Affiliate of the Shareholder.

     A Person is "Controlled by another Person" if the controlling Person has the right to elect a majority of the directors or other members of the governing body of such controlled Person.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, any agency or political subdivision thereof, or any other form of entity.

     "Unaffiliated Third Party" means a Person who is not an Affiliate of the Shareholder.












                      (THIS SPACE LEFT BLANK INTENTIONALLY)

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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.


/s/ Joseph A. Marubbio
Joseph A. Marubbio


/s/ Paula Marubbio
Paula Marubbio


/s/ Robert L. Starer
Robert L. Starer


/s/ Merle A. Starer
Merle A. Starer


/s/ James R. Affleck, Jr.
James R. Affleck, Jr.


/s/ Sarah B. Affleck
Sarah B. Affleck


RCM Technologies, Inc.

By:/s/ Leon Kopyt, President
(Name, Title)


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\PHILA2\63878_3

                                   EXHIBIT "A"

                            VOTING TRUST CERTIFICATE

                             RCM TECHNOLOGIES, INC.



_______________________________             ______________________________
Voting Trust Certificate Number     Number of Shares Represented


                            VOTING TRUST CERTIFICATE


     THIS CERTIFIES THAT is the legal and beneficial owner of ______ shares of the common stock of RCM Technologies, Inc., a Nevada corporation (the "Corporation"), said shares having been deposited with the undersigned Trustee in accordance with a Voting Trust Agreement entered into by certain Shareholders of the Corporation and the Trustee name hereunder, dated as of __________________ __, 1995, copies of which are filed in the registered office of the Corporation in the State of Nevada and in the Corporation's principal offices in Pennsauken, New Jersey. This Voting Trust Certificate is issued in accordance with the terms of the Voting Trust Agreement and is subject to the provisions thereof.

     (Trustee) Dated:_________________ By: (Name, Title)
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